News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Reports Fourth Quarter 2013
Diluted Earnings per Share of $0.74

•	Record quarterly Subsea Technologies revenue and operating profit of $1.4 billion and $209.5 million, respectively

•	Record full year Subsea Technologies revenue and operating profit of $4.7 billion and $548.2 million, respectively

•	Record full year Subsea Technologies orders of $6.5 billion

•	Company provides 2014 diluted earnings per share guidance of $2.55 to $2.75

HOUSTON, February 6, 2014 - FMC Technologies, Inc. (NYSE:FTI) today reported fourth quarter 2013 revenue of $2.0 billion, up 11 percent from the prior-year quarter. Diluted earnings per share were $0.74 compared to $0.50 in the prior-year quarter. The quarterly earnings included a charge related to the 2013 Multi Phase Meters earn-out adjustment of $11.1 million or $0.05 per share, compared to a $17.5 million or $0.07 per share charge in the prior-year quarter.
Total inbound orders were $1.8 billion and included $1.0 billion in Subsea Technologies orders. Backlog for the Company was $7.0 billion, including Subsea Technologies backlog of $6.0 billion.

Full Year 2013 Results
Total Company revenue for 2013 was $7.1 billion, and operating profit was $879.6 million. The full year 2013 diluted earnings per share were $2.10.
“We are pleased to report our twelfth consecutive year of earnings growth. Diluted earnings per share of $2.10 increased 18 percent year over year,” said John Gremp, Chairman, President and CEO of FMC Technologies. “We delivered record quarterly subsea revenue and operating profit on improved execution in the fourth quarter. For 2014, we expect to see another year of subsea revenue growth along with margin expansion for Subsea Technologies as the outlook for activity remains strong.”

“In Surface Technologies our international surface wellhead business continues to deliver exceptional results. We have strengthened our position in strategic international markets and expect strong operational performance to continue into 2014.”

Review of Operations - Fourth Quarter 2013

Subsea Technologies
Subsea Technologies fourth quarter revenue was $1.4 billion, up 13 percent from the prior-year quarter.
Subsea Technologies operating profit was up 44 percent from the prior-year quarter to $209.5 million primarily as a result of volume growth and improved execution. The revenue and operating profit also includes a $23.3 million net benefit associated with a retroactive Angolan tax adjustment.
Subsea Technologies inbound orders for the fourth quarter were $1.0 billion and backlog was $6.0 billion.

Surface Technologies
Surface Technologies fourth quarter revenue was $489.0 million, up 10 percent from the prior-year quarter driven by higher volume in surface wellhead.
Surface Technologies operating profit increased five percent from the prior-year quarter to $68.1 million driven by volume growth in the international surface wellhead business.
Surface Technologies inbound orders for the fourth quarter were $622.2 million and backlog was $742.4 million.

Energy Infrastructure
Energy Infrastructure fourth quarter revenue was $172.6 million, up three percent from the prior-year quarter, while operating profit decreased 20 percent from the prior-year quarter to $22.6 million.
Energy Infrastructure inbound orders for the fourth quarter were $160.8 million and backlog was $288.4 million.

Corporate Items
Corporate expense in the fourth quarter was $13.1 million, an increase of $1.7 million from the prior-year quarter. Other revenue and other expense, net, decreased $30.0 million from the prior-year quarter to $10.0 million, due largely to a favorable variance of $12.1 million in foreign exchange gain, a decrease of $6.4 million related to the earn-out associated with the acquisition of Multi Phase Meters, and a favorable change in LIFO inventory costs of $5.8 million.
The Company ended the quarter with net debt of $973.2 million. Net interest expense was $8.6 million in the quarter.
The Company repurchased approximately 884,000 shares of common stock in the quarter, at an average cost of $51.38 per share.
Depreciation and amortization for the fourth quarter was $56.8 million, up $4.9 million from the sequential quarter. Capital expenditures for the fourth quarter were $76.6 million.
The Company recorded an effective tax rate of 33.7 percent for the fourth quarter, which includes the impact of the Angolan tax adjustment and the Multi Phase Meters earn-out.

Summary and Outlook
FMC Technologies reported fourth quarter diluted earnings per share of $0.74.
Total inbound orders of $1.8 billion in the fourth quarter included $1.0 billion in Subsea Technologies orders. The Company's backlog stands at $7.0 billion, including Subsea Technologies backlog of $6.0 billion.
The Company’s guidance range for 2014 diluted earnings per share is $2.55 to $2.75.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by Forbes® Magazine as one of the World’s Most Innovative Companies in 2013, the Company has approximately 19,300 employees and operates 30 production facilities in 17 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; deterioration in the future expected profitability or cash flows and its effect on our goodwill; rising costs and availability of raw materials; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; and a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

FMC Technologies, Inc. will conduct its first quarter 2014 conference call at 9:00 a.m. ET on Wednesday, April 23, 2014. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Revenue	$2,047.8	$1,840.9	$7,126.2	$6,151.4
Costs and expenses	1,773.8	1,651.3	6,378.6	5,546.6
	274.0	189.6	747.6	604.8
Other income (expense), net	4.3	(1.4)	5.3	23.0
Income before net interest expense and income taxes	278.3	188.2	752.9	627.8
Net interest expense	(8.6)	(10.7)	(33.7)	(26.6)
Income before income taxes	269.7	177.5	719.2	601.2
Provision for income taxes	90.6	56.1	212.6	166.4
Net income	179.1	121.4	506.6	434.8
Net income attributable to noncontrolling interests	(1.3)	(1.0)	(5.2)	(4.8)
Net income attributable to FMC Technologies, Inc.	$177.8	$120.4	$501.4	$430.0

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.75	$0.50	$2.10	$1.79
Diluted	$0.74	$0.50	$2.10	$1.78
Weighted average shares outstanding:
Basic	238.1	238.8	238.3	239.7
Diluted	238.9	240.1	239.1	240.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Revenue
Subsea Technologies	$1,390.0	$1,234.5	$4,726.9	$4,006.8
Surface Technologies	489.0	443.7	1,806.8	1,598.1
Energy Infrastructure	172.6	167.6	617.2	574.1
Other revenue (1) and intercompany eliminations	(3.8)	(4.9)	(24.7)	(27.6)
	$2,047.8	$1,840.9	$7,126.2	$6,151.4

Income before income taxes

Segment operating profit
Subsea Technologies	$209.5	$145.8	$548.2	$432.2
Surface Technologies	68.1	64.6	257.2	284.3
Energy Infrastructure	22.6	28.2	74.3	68.2
Intercompany eliminations	(0.1)	—	(0.1)	—
Total segment operating profit	300.1	238.6	879.6	784.7

Corporate items
Corporate expense	(13.1)	(11.4)	(46.3)	(41.8)
Other revenue and other expense, net (1)	(10.0)	(40.0)	(85.6)	(119.9)
Net interest expense	(8.6)	(10.7)	(33.7)	(26.6)
Total corporate items	(31.7)	(62.1)	(165.6)	(188.3)

Income before income taxes attributable to FMC Technologies, Inc.	$268.4	$176.5	$714.0	$596.4

(1)     Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Inbound Orders

Subsea Technologies	$1,025.2	$1,376.0	$6,510.3	$4,567.2
Surface Technologies	622.2	388.8	2,049.1	1,519.5
Energy Infrastructure	160.8	151.5	605.7	648.1
Intercompany eliminations and other	(14.8)	(6.6)	(44.4)	(12.9)
Total inbound orders	$1,793.4	$1,909.7	$9,120.7	$6,721.9

	December 31
	2013	2012
Order Backlog

Subsea Technologies	$5,988.8	$4,580.3
Surface Technologies	742.4	500.8
Energy Infrastructure	288.4	297.7
Intercompany eliminations	(21.4)	(1.0)
Total order backlog	$6,998.2	$5,377.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2013	December 31, 2012
	(Unaudited)
Cash and cash equivalents	$399.1	$342.1
Trade receivables, net	2,067.2	1,765.5
Inventories, net	980.4	965.1
Other current assets	576.3	415.6
Total current assets	4,023.0	3,488.3

Property, plant and equipment, net	1,349.1	1,243.5
Goodwill	580.7	597.7
Intangible assets, net	315.3	347.4
Investments	44.3	37.4
Other assets	293.2	188.6
Total assets	$6,605.6	$5,902.9

Short-term debt and current portion of long-term debt	$42.5	$60.4
Accounts payable, trade	750.7	664.2
Advance payments and progress billings	803.2	501.6
Other current liabilities	1,018.3	744.2
Total current liabilities	2,614.7	1,970.4

Long-term debt, less current portion	1,329.8	1,580.4
Other liabilities	324.8	498.9
FMC Technologies, Inc. stockholders' equity	2,317.2	1,836.9
Noncontrolling interest	19.1	16.3
Total liabilities and equity	$6,605.6	$5,902.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Twelve Months Ended
	December 31
	2013	2012
Cash provided (required) by operating activities:
Net income	$506.6	$434.8
Depreciation and amortization	209.8	146.2
Trade accounts receivable, net	(391.0)	(337.3)
Inventories, net	(28.9)	(206.6)
Accounts payable, trade	103.8	83.0
Advance payments and progress billings	329.0	25.9
Other	66.1	(7.6)
Net cash provided by operating activities	795.4	138.4

Cash provided (required) by investing activities:
Capital expenditures	(314.1)	(405.6)
Acquisitions, net of cash acquired	—	(615.5)
Other investing	2.5	1.2
Net cash required by investing activities	(311.6)	(1,019.9)

Cash provided (required) by financing activities:
Net increase (decrease) in debt	(269.7)	983.2
Purchase of stock held in treasury	(116.3)	(91.1)
Other financing	(36.3)	(10.7)
Net cash provided (required) by financing activities	(422.3)	881.4

Effect of changes in foreign exchange rates on cash and cash equivalents	(4.5)	(1.8)
Increase (decrease) in cash and cash equivalents	57.0	(1.9)
Cash and cash equivalents, beginning of period	342.1	344.0
Cash and cash equivalents, end of period	$399.1	$342.1